Exhibit 99.1
Conn’s Announces Appointment of Chief Accounting Officer and Retirement of Retail President

•	George Bchara Appointed as Vice President and Chief Accounting Officer

•	President of Retail David W. Trahan to Retire after Thirty Years of Outstanding Service with the Company

THE WOODLANDS, Texas-- Conn's, Inc. (NASDAQ:CONN) today announced that George Bchara has been appointed Vice President and Chief Accounting Officer, effective December 14, 2016. Bchara will succeed Mark Haley who will remain with the Company for 120 days to ensure a smooth and seamless transition.

In his role, Bchara will be responsible for managing the Company’s accounting, financial reporting and tax functions. Bchara will report directly to Lee Wright, the Company’s Executive Vice President and Chief Financial Officer.

“George is a highly skilled accounting executive with a proven track-record of improving efficiency and productivity within a company’s accounting department,” said Norm Miller, Chief Executive Officer and Chairman of Conn’s. “His strong credit background will bring added insight and experience that will greatly benefit our overall business.”

Bchara joins Conn’s from BankUnited, a publicly traded bank with a market capitalization of over $3 billion and assets of $27 billion. Since 2013, Bchara served as Chief Accounting Officer of BankUnited. He also served as Loan Controller of BankUnited from 2011 to 2013. Bchara started his career at PwC where he served in several groups and progressive roles with experience in audit, mergers & acquisitions, and general advisory within the financial services sector.
Bchara holds an M.B.A. in Finance and Entrepreneurial Management from The Wharton School of the University of Pennsylvania, and a B.S. in Accounting and Finance from Florida State University. He is also a Certified Public Accountant and a Chartered Financial Analyst charterholder.

Conn's also announced today that David W. Trahan, the Company’s President of Retail, will retire on January 1, 2017 after three decades of service with the Company. Trahan joined Conn’s in 1986 and has since served in various capacities, including sales, store operations, distribution and merchandising.

As President of Retail, a position he has held since 2008, Trahan was directly responsible for retail and distribution operations, merchandising and product purchasing functions, as well as product display and pricing operations. Since joining the Company, Trahan has supported the massive expansion of Conn’s retail segment, growing the business from 20 stores with $100 million in sales to 113 stores with over $1.3 billion in sales.

"David has been a strong contributor to our Company for thirty years and has helped transform Conn’s into the successful specialty retailer it is today,” said Norm Miller, “While he will be missed, we are confident in the underlying strengths of our retail business and are excited at the opportunity to continue growing the organization’s top-tier talent.”

"It’s been a privilege to work with one of the most recognized companies in the industry,” said Trahan. I’m grateful for everything the Company and its employees have provided me with over the last thirty years and I look forward to what the next chapter in my life will bring.”

About Conn's, Inc.
Conn's is a specialty retailer currently operating over 110 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas.
The Company's primary product categories include:

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•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, Ultra HD, and internet-ready televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company's future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company's ability to achieve the results either expressed or implied by the Company's forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company's ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company's credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company's planned opening of new stores; technological and market developments and sales trends for the Company's major product offerings; the Company's ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company's ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company's revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and the other risks detailed in the Company's most recent reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

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